Exhibit 4.2

                         THIRD SUPPLEMENTAL INDENTURE (this
               "Third Supplemental Indenture") dated as of October 10, 1996, among TIME WARNER INC., a Delaware corporation (the "Company"), TW
               INC., a Delaware corporation (the
               "Guarantor"), and THE CHASE MANHATTAN BANK
               (formerly known as Chemical Bank), a New York banking corporation, as trustee (the "Trustee").


          WHEREAS the Company has executed and delivered to the Trustee an Indenture (the "Senior Indenture"), dated as of October 15, 1992, providing for the issuance and sale by the Company from time to time of its senior debt securities (the "Securities"), which term shall include any Securities issued under the Senior Indenture after the date hereof;

          WHEREAS pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of September 22, 1995, as amended, among the Guarantor, the Company, Turner Broadcasting System, Inc. ("TBS"), Time Warner Acquisition Corp. and TW Acquisition Corp., the Company and TBS will become wholly owned subsidiaries of the Guarantor;

          WHEREAS Section 901(5) of the Senior Indenture permits the Company, when authorized by a resolution of the Board of Directors of the Company, and the Trustee, at any time and from time to time, to enter into one or more indentures supplemental to the Senior Indenture, in form satisfactory to the Trustee, for the purpose of adding to the rights of the Holders of the Securities;

          WHEREAS the Company proposes in and by this Third
Supplemental Indenture to supplement and amend the Senior
Indenture in certain respects as it applies to Securities issued thereunder;

          WHEREAS the Guarantor desires to unconditionally and irrevocably guarantee the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Senior Indenture (including obligations to the Trustee) and the Securities, and the full and punctual performance within applicable grace periods of all other obligations of the Company under the Senior Indenture and the Securities; and

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          WHEREAS the Company and the Guarantor have requested
that the Trustee execute and deliver this Third Supplemental Indenture and all requirements necessary make this Third Supplemental Indenture a valid instrument in accordance with its terms and to make the guarantee provided for herein the valid obligation of the Guarantor, and the execution and delivery of this Third Supplemental Indenture has been duly authorized in all respects.

          NOW THEREFORE, the Company, the Guarantor and the Trustee hereby agree that the following Sections of this Third
Supplemental Indenture supplement the Senior Indenture with respect to Securities issued thereunder:

          SECTION 1. Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Senior Indenture.

          SECTION 2. The Guarantee. (a) The Guarantor irrevocably and unconditionally guarantees (the "Guarantee"), to each Holder of Securities (including each Holder of Securities issued under the Senior Indenture after the date of this Third Supplemental Indenture) and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Senior Indenture (including obligations to the Trustee) and the Securities and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Senior Indenture and the Securities.

          (b) The Guarantor further agrees that the Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.

          (c) The obligation of the Guarantor to make any payment hereunder may be satisfied by causing the Company to make such payment.

          (d) The Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Holder of Securities in enforcing any of their respective rights under the Guarantee.

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          SECTION 3.  Reports.  The Guarantor shall file with the
Trustee, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 shall be filed with the Trustee within 15 days after the same is so required to be filed with the Commission.

          SECTION 4. This Third Supplemental Indenture. This Third Supplemental Indenture shall be construed as supplemental to the Senior Indenture and shall form a part of it, and the Senior Indenture is hereby incorporated by reference herein and each is hereby ratified, approved and confirmed.

          SECTION 5.  GOVERNING LAW.  THIS THIRD SUPPLEMENTAL
INDENTURE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE
LAWS OF THE STATE OF NEW YORK.

          SECTION 6.  Counterparts.  This Third Supplemental
Indenture may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

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          SECTION 7.  Headings.  The headings of this Third
Supplemental Indenture are for reference only and shall not limit or otherwise affect the meaning hereof.

          SECTION 8. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and the Guarantor, and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture.

          SECTION 9. Separability. In case any one or more of the provisions contained in this Third Supplemental Indenture or in the Securities shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Indenture or of the Securities, but this Third Supplemental Indenture and the Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

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          IN WITNESS WHEREOF, the parties hereto have caused this
Third Supplemental Indenture to be duly executed by their respective authorized officers as of the date first written above.


                         TIME WARNER INC.,

                         by
                         Name:  Thomas W. McEnerney
                         Title: Vice President


                         TW INC.,

                         by
                         Name:  Thomas W. McEnerney
                         Title: Vice President

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                         THE CHASE MANHATTAN BANK, as Trustee,

                         by
                         Name:     Richard Lorenzen
                         Title:    Senior Trust Officer


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